SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 or 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):  September 1, 2006
                                                   -----------------

                         Delta Woodside Industries, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                 South Carolina
                          ----------------------------
                          (State or Other Jurisdiction
                                of Incorporation)


        1-10095                                             57-0535180
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(Commission File Number)                       (IRS Employer Identification No.)


700 North Woods Drive, Fountain Inn, South Carolina           29644
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     (Address of principal executive offices)               (Zip Code)


                                 (864) 255-4100
                         ------------------------------
                         (Registrant's Telephone Number
                              Including Area Code)


                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 8.01  Other Events.

     The Company's wholly-owned subsidiary, Delta Mills, Inc., today filed a Report on Form 8-K stating the following:

          Delta Mills, Inc (the "Company") announced today that, due primarily to the factors described below, it will not make the $1,489,024 interest payment due on September 1, 2006 on the Company's outstanding 9-5/8% Senior Notes due 2007 (the "Notes"). The Indenture relating to the Notes (the "Indenture") provides a 30-day grace period before the nonpayment of interest due on the Notes will constitute an event of default under the Indenture. Upon any such event of default, The Bank of New York, the Trustee under the Indenture (the "Trustee"), or the holders of at least 25% in principal amount of the outstanding Notes, would be entitled to declare all of the Notes to be due and payable immediately. In addition, under the Indenture, following the thirty-day grace period, the Trustee could pursue any available remedy to collect the payment of principal and interest on the Notes or to enforce the performance of any provision of the Notes or the Indenture. Under the Indenture, the Company must pay interest on overdue installments of interest without regard to any grace period at the rate of 10-5/8% per annum. Currently $30,940,750 in aggregate principal amount of the Notes is outstanding. At this time, the Company has not determined whether it will make the interest payment prior to the expiration of the grace period.

          Business conditions in the Company's principal lines of business remain difficult, which is affecting the Company's liquidity. As disclosed in the Company's Quarterly Report on Form 10-Q for the third quarter of the Company's fiscal year (the "Third Quarter 10-Q"), defense budget constraints and allocations are a significant factor in determining the level of future business of the Company's government business. The Company has recently been informed by the United States Department of Defense that overall demand at the Department of Defense for the products of the Company's customers for the balance of the government's current fiscal year and into the government's next fiscal year will be considerably less than anticipated, even below the minimum levels contained in the contracts currently in place with the Company's customers. At the same time, funding within the Department has been tightening up, resulting in less money being made available for supplies, and inventory levels are higher than normal. The Department has responded by lowering its monthly delivery order quantities. The Company's government business customers have informed the Company that the government is seeking modification of their contracts with the government with a view towards contracts involving significantly lower levels of business. It is too early to tell the full impact that this development will have on future orders and whether this reduction in demand will be temporary or longer-term.

          In addition, the Company has entered into a contract to sell its inactive Pamplico plant and the adjacent real estate totaling approximately 145 acres for approximately $2.25 million, but the closing on that contract has been delayed. The contract provided for closing to occur no later than August 28, 2006. However, shortly before August 28, 2006, the potential buyer requested an extension of the closing date. The Company agreed to grant a short extension of the outside date for closing, and the Company and the potential buyer entered into a written amendment to the contract providing for a new closing date of September 6, 2006. In addition to extending the closing date to September 6, 2006, the contract amendment


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     requires that the $50,000 earnest money deposit (to be applied against the purchase price) held in escrow be released from escrow and paid to the Company. The contract amendment also contains a provision in which the potential buyer acknowledged that it has completed its environmental due diligence with respect to the property and is satisfied with the environmental condition of the property. The potential buyer has now requested an additional extension of the closing date beyond September 6, 2006 and has indicated that it would like to extend the closing date for up to 60 additional days to complete its financing. The Company has not yet decided how to respond to buyer's latest request for an extension of the closing date. The Company is considering its alternatives while it evaluates the request by the potential buyer. The Company does not know whether the potential buyer will ultimately have the means to close the purchase. There can, therefore, be no assurance that the Company will be able to sell the Pamplico plant on acceptable terms or at all.

          The Company currently intends to maintain its current operations while it pursues its strategic alternatives. The Company's Board and management are actively exploring strategic alternatives including selling or otherwise disposing of all or substantially all of the Company's business to one or more third parties through an insolvency proceeding, or initiating an insolvency proceeding to provide for the orderly liquidation of the Company, or some combination of these transactions. The Company has not yet determined which of these strategic alternatives may be most advantageous to the Company or its stakeholders.

          The Company is in discussions with a potential acquiror to purchase the Company's Beattie plant and certain other assets and assume certain liabilities of the Company. The Company believes that, if the acquisition were consummated, the acquiror would continue to operate the Beattie plant. The Company believes that this potential acquiror has more than adequate financial resources to effectuate any proposed acquisition. The transaction currently under discussion would be structured as an acquisition pursuant to Sections 363 and 365 of the US Bankruptcy Code. To implement the transaction, the Company would be required to file a bankruptcy petition for reorganization under Chapter 11 of the US Bankruptcy Code and to enter into an arrangement pursuant to which the Company's Delta 3 plant would finish cloth for the potential acquiror on a contract basis for a temporary period. The Company currently does not have an agreement with the potential acquiror and there can be no assurance that such an agreement can be reached on terms acceptable to the Company or at all. Each of FTI Consulting, Inc. and Soles, Brower, Smith & Co. is assisting the Company in evaluating its strategic alternatives, including the possible transaction currently under discussion. The Company is also in communication with an ad hoc committee (the "Ad Hoc Committee") of holders of Notes and has entered into confidentiality agreements with members of the Ad Hoc Committee. The Ad Hoc Committee has informed the Company that the committee includes holders that beneficially own approximately 41% of the outstanding Notes.

          In evaluating its strategic alternatives, the Company is also in close communication with GMAC Commercial Finance LLC ("GMAC"), its senior lender under its Credit Agreement (the "Credit Agreement"). GMAC has informally indicated a willingness to work with the Company in connection with any debtor-in-possession financing arrangement. The Company believes that its Credit Agreement is sufficient to meet its working capital needs while it pursues its strategic alternatives, provided that the Company's vendors continue to be supportive of the Company's operations. The occurrence of an event of default under the Indenture, such as the non-payment of interest on the Notes for more than 30 days past the due date for that payment, would become a cross-default under the Company's Credit Agreement unless the Company receives a waiver of such default.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           DELTA WOODSIDE INDUSTRIES, INC.



Date: September 1, 2006                    By: /s/ W. H. Hardman, Jr.
                                               ----------------------
                                           W.H. Hardman, Jr.
                                           Chief Financial Officer